EMPLOYMENT AGREEMENT

      AGREEMENT made as of the 1st day of July, 1997, by and among Picture Vision, Inc. d/b/a Rave Music Group, Inc. having offices at 209 Tenth Avenue South, Suite 425, Nashville, TN 37203 (the "Company"), Paradise Music Entertainment, Inc. ("Paradise") and JON SMALL, an individual with an address at 209 Tenth Avenue South, Suite 425, Nashville, TN 37203 (the "Executive"). The Company and Paradise are sometimes collectively referred to herein as the "Employer."

                              W I T N E S S E T H:

      WHEREAS, the Executive is currently an executive officer of Paradise and the Company and under an employment agreement ("Prior Employment Agreement") between Paradise and the Executive, dated as of October 9, 1997.

      WHEREAS, the Company, Paradise and the Executive wish to set forth the terms and conditions of the Executive's employment by the Employer effective as of July 1, 1997 ("Effective Date") and wish to terminate the Prior Employment Agreement as of the Effective Date and substituting the terms of this Agreement therefor as of the Effective Date.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Employment. The Company agrees to employ the Executive for the Term specified in Section 2 and in the capacities set forth in Section 3 and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

      2. Term. This Agreement shall be for a term commencing on the Effective Date and expire on June 30, 1999 unless otherwise sooner terminated as provided in this Agreement (the "Term"). This Agreement shall automatically be extended for additional one year periods unless either party advises the other, in writing delivered not less than 90-days prior to the expiration of the Term then in effect, of its intention not to be extend this Agreement. If this Agreement is so extended, then the "Term" shall also be deemed to include such extensions.

      3. Duties and Responsibilities.

            (a) During the Term, the Executive shall serve as principal executive officer of the Company and as Executive Vice President and Director of Paradise. During the Term, the Executive shall, subject only to the review of the Board of Directors regarding matters not involving day to day operations or not otherwise in the ordinary course of business, determine the policies for and have full control over the normal day to day operations of the Company.

            (b) The parties acknowledge that an expenditure by the Company of up to $100,000 for developmental expenses has been approved by the Board of Directors of Paradise for the 1998 fiscal year (the "Development Budget").

            (c) During the Term, the Executive shall serve on the Executive Advisory Committee of Paradise, which shall be a committee comprised of the principal executive officers of each subsidiary or division of Paradise. The Executive Advisory Committee shall advise the Board of Directors of Paradise on business matters affecting Paradise, including potential business ventures and acquisitions. The Executives shall each be entitled to one vote on the Executive Advisory Committee.

            (d) The Executive shall, except as provided in Schedule A, devote substantially all his business efforts to the affairs of the Employer. Other permitted business activities of the Executive shall not be competitive and shall not conflict with the terms of this Agreement. The Executive will (i) devote his best efforts, skill and ability to promote the Employer's interests;
(ii) carry out his duties in a competent and professional manner; (iii) work with other employees of the Employer in a competent and professional manner; and
(iv) generally promote the best interests of the Employer. Notwithstanding the foregoing, the Executive may engage in additional activities if such activities are approved by a majority of the Board of Directors of Paradise. After such approval Schedule A shall be amended to include such activities.

      4. Compensation.

            (a) As compensation for services rendered hereunder and in consideration of his agreement not to compete as set forth in Section 11 below, the Company shall pay the Executive during the Term, in accordance with the Company's normal payroll practices, compensation at an annual rate of $320,000, subject to adjustment as hereafter provided ( the "Base Annual Draw").

                  (i) If, at the end of any fiscal year during the Term, the Company's Pre-Tax Income excluding the Base Annual Draw is less than the Base Annual Draw paid to Executive for said fiscal year, then the amount of the Base Annual Draw paid to Executive which is deemed to be salary for such period shall be the amount of the Company Pre-Tax Income as computed for such period but in no event shall the amount of salary be reduced below $150,000..

                  (ii) The difference between the amount which is deemed to be salary (i.e., the Company Pre-Tax Income) and the Base Annual Draw actually received by Executive for such period shall be deemed to be a loan to the Executive (a "Loan").

                  (iii) For the next succeeding fiscal year, the Base Annual Draw for such period shall be reduced to a level equal to the Company Pre-Tax Income for the previous year, which adjusted Base Annual Draw shall be paid to the Executive during the course of such fiscal year in accordance with the Company's normal payroll practices; provided, however, that in no event shall the adjusted Base Annual Draw or salary paid to Executive be reduced below $150,000 for any fiscal year.

                  (iv) In the event that the Company pays to Executive a Base Annual Draw for any fiscal year at a rate which is below $320,000 and the Company Pre-Tax Income computed for such fiscal year exceeds the Base Annual Draw paid during such period, then (A) the Base Annual Draw for the next fiscal year shall be adjusted up to reflect the new level of Company Pre-Tax Income,
(B) the difference between the Company Pre-Tax Income computed for such period up to $320,000 and the Base Annual Draw paid over such period shall be promptly paid to the Executive in cash and (C) the amount of compensation deemed to be salary to the Executive for such period shall again be the amount of the Company Pre-Tax Income; provided, however, that in no event shall the adjusted Base Annual Draw or salary paid to Executive exceed $320,000 for any fiscal year.

                  (v) Any amounts which are deemed to be Loans to the Executive (as computed in accordance with subsection (ii) above) shall be repayable by the Executive to the Company at the end of the third fiscal year following the fiscal year in which the Loan occurred. Interest on the Loan for the entire period that it is outstanding shall be charged at the prime rate (in effect on June 30 of the fiscal year in which the Loan occurred) plus 1%, and such interest shall be payable quarterly in arrears. All Loans may be prepaid, in whole or in part, by Executive at any time and from time to time without penalty of any kind.

For purposes hereof, the term "Company Pre-Tax Income" as computed for any fiscal year shall mean: The revenues of the Company of every kind and nature; Less the actual expenses related to the operation of the business of the Company (which, for the 1998 fiscal year, shall exclude 90% of the expenses actually incurred in furtherance of the Development Budget approved by the Board for such fiscal year); Without deduction for items such as income taxes of any kind attributable to the Company or its operations and Corporate Overhead (as defined below) all as computed in accordance with generally accepted accounting principles consistently applied as determined by the Company's accountants ("GAAP").

            (b) The Executive shall also be entitled to a cash bonus (the "Company Bonus") equal to 15% of the Company Pre-Tax Income as calculated in
Section 4(a); Less 100%of the expenses actually incurred in furtherance of the Development Budget approved by the Board for such fiscal year; Less 30% of Paradise's Corporate Overhead for fiscal 1998 and 25% of Paradise's Corporate Overhead in each subsequent fiscal year, all as computed in accordance with GAAP. The term "Corporate Overhead" shall mean (i) all expenses of Paradise (inclusive of interest charges paid by Paradise but offset by interest income received by Paradise), (ii) without consideration for income taxes of any kind attributable to the Company or its operations, and any depreciation related to the build out of Paradise's corporate headquarters and (iii) exclusive of "extraordinary items" (as hereafter defined) all as computed in accordance with GAAP. For purposes hereof, the term "extraordinary items" shall mean all expenses (in the aggregate amount of $10,000 or more) incurred by Paradise outside of the normal course of business, including, by way of example and without limitation, expenses relating to financing, acquisition or divestment transactions, leasehold improvements, capital expenditures and the like. For purposes hereof, the good faith determination of the Compensation Committee of the Board of Directors of Paradise (after consultation with Employers' accountants) as to which expenses shall be deemed to be "extraordinary items" shall be binding upon the Executive. It is acknowledged and understood that the Executive shall have the discretion to allocate some or all of the Company Bonus to other employees of the Company, Paradise, or any subsidiaries thereof. The Company Bonus shall be payable promptly after the amount thereof has been calculated by the Employers' accountants.

            (c) The Board of Directors of Paradise shall also establish a bonus pool (the "Bonus Pool") from which the Compensation Committee of the Board of Directors of Paradise shall, in its discretion, allocate bonuses to employees of Paradise, the Company and its other subsidiaries. The Bonus Pool shall be comprised of not less than 10% of Paradise's consolidated pre-tax income as determined in accordance with GAAP. Cash awards from the Bonus Pool shall be payable promptly after the amount thereof has been calculated and allocated by the Compensation Committee.

            (d) Additional compensation may be awarded to the Executive and other employees of the Company, at the discretion of the Compensation Committee of Paradise, to reward outstanding performance. Such compensation may include awards comprising cash, stock, stock options or other forms of compensation.

            (e) The Executive shall be entitled to reimbursement of expenses up to the amount of $40,000 per annum for business development activities of which $15,000 per annum shall not require documentation.

      5. Benefits.

            (a) During the Term, the Executive shall be entitled to participate in the benefit plans established by the Employer for the benefit of its key executives.

            (b) The Executive shall be entitled to four (4) weeks of paid vacation.

            (c) The Employer shall establish a retirement plan (the "Plan") qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan shall provide for a contribution by the Employer to the retirement account for Executive established under the Plan of an amount designated by the Executive up to the maximum amount permitted under the Plan. Such contribution amount shall reduce the amount of the cash compensation otherwise to be paid to the Executive under Section 4 for the fiscal year to which it relates on a dollar for dollar basis.

            (d) The Employers, jointly and severally, hereby agree to indemnify, release and hold harmless the Executive when and if: (i) he is the subject of any claim or is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, investigative or criminal by reason of the fact that he is or was an officer, director, employee, consultant or agent to the Employers, or by reason of any action alleged to have been taken or omitted in such capacity;
(ii) against any and all costs, charges and expenses, including, without limitation, reasonable attorneys' and other fees and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection therewith and any appeal therefrom if the Executive acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any civil action, suit or proceeding by settlement or consent decree shall not, of itself, create a presumption that the Executive did not satisfy the foregoing standard of conduct to the extent applicable thereto.

      6. Key Man Insurance. The Employer shall have the right to obtain key man life insurance for the benefit of the Employer on the life of the Executive. If requested by the Employer, the Executive shall submit to such physical examination and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Employer to obtain such life insurance. The Executive has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of New York for healthy men of his age.

      7. Discharge by Employer. The Employer shall be entitled to immediately terminate the Term and to discharge the Executive for cause, which shall be limited to the following grounds:

            (a) Conviction of a felony; or

            (b) Commission of a willful or intentional act which could materially injure the reputation, business or business relationships of the Employer including the violation of the terms of Sections 10 and 11 hereof;

      8. Disability, Death.

            (a) If the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability as determined by a competent medical doctor (all such causes being herein referred to as "Disability") and the Executive shall fail to have performed substantially such duties for 90 consecutive days or for periods aggregating 180 days, whether or not continuous, in any continuous period of one year (such 90th or 180th day to be known as the "Disability Date"), the Employer shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month thereafter upon written notice to him. The Executive shall be entitled to his Annual Salary for the remainder of the fiscal year in which the Disability Date occurred plus all bonuses earned through the Disability Date for such fiscal year. Thereafter for the remaining fiscal year or years, if any, during the Term, the Executive shall receive compensation at the rate of $150,000 per annum payable in equal monthly installments. Amounts payable hereunder shall be reduced by the aggregate outstanding Loans to the Executive plus accrued interest thereon.

            (b) In case of the death of the Executive, this Agreement shall terminate and the Employer shall be obligated to pay to the Executive's estate or as otherwise directed by the Executive's duly appointed and authorized legal representative, the Annual Salary for the remainder of the fiscal year in which death occurs and all bonuses earned through the date of death for such fiscal year. Thereafter for the remaining fiscal year or years, if any during the Term, the Executive's estate shall receive payments at the rate of $150,000 per annum payable in equally monthly installments. Amounts payable hereunder shall be reduced by the aggregate outstanding Loans to the Executive plus accrued interest thereon.

         9. Voluntary Termination. If the Executive voluntarily terminates his employment prior to the end of the Term, he shall only be entitled to receive compensation accrued through the date of termination; provided, however, that if Executive voluntarily terminates his employment in accordance with Section 3(e) or because the Employers, or any of them, have breached this Agreement, then the Executive shall, in either case, be entitled to receive the compensation payable to him under Section 3(e) hereof and he shall be released from the restrictions set forth in Section 11 hereof.

            10. Confidential Information. The Executive recognizes that he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Employer, or any of its affiliates, and which has been and will be imparted to him from time to time in the course of his employment with the Employer. In light of this understanding, the Executive agrees that:

            (a) the Executive shall not at any time knowingly use or disclose, directly or indirectly, any of the confidential information or trade secrets which is the property of the Employer, or any of its affiliates, to any person, except that he may use and disclose to authorized Employer personnel, licensees or franchisees in the course of his employment; and

            (b) within five (5) days from the date upon which his employment with the Employer is terminated, for any reason or for no reason, or otherwise upon the request of the Employer, he shall return to the Employer any and all documents and materials which constitute or contain the confidential information or trade secrets of the Employer, or any of its affiliates.

For purposes of this Agreement, the terms "confidential information" or "trade secrets" shall include all information of any nature and in any form which is owned by the Employer, or any of its affiliates, and which is not publicly available or generally known to persons engaged in businesses similar to that of the Employer, or any of its affiliates. Notwithstanding the foregoing, when the Executive's employment with the Employer is terminated, for whatever reason, the limitations provided in this Section 10 shall not prevent the Executive from using for his own benefit any information which he acquired prior to the Effective Date.

      11. Non-Competition.

            (a) The Executive agrees that his services hereunder are of a special character, and his position with the Employer places him in a position of confidence and trust with the Employer's artists, clients, customers and employees. The Executive and the Employer agree that in the course of employment hereunder, the Executive has and will continue to develop a personal acquaintanceship and relationship with the Employer's artists, clients and customers, and a knowledge of those artists', clients' and customers' affairs and requirements which may constitute the Employer's primary or only contact with such artists, clients and customers. The Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Employer that the Executive make the covenants contained herein. Accordingly, the Executive agrees that while he is in the Employer's employ the Executive will not, without the prior written consent of the Employer, either directly or indirectly, or in any capacity whether as a promoter, proprietor, partner, joint venturer, employee, agent, consultant, director, officer, manager, equity holder (except as an equity holder holding less than five percent (5%) of a publicly traded company's issued and outstanding equity securities, or otherwise) work for, act as a consultant to or own any interest in any direct competitor of the Employer which operates in or provides services essentially the same as the Employer in any portion of the geographic territory where the Employer operates or sells its products or services, except as allowed pursuant to Section 3(c) of this Agreement. The Executive further agrees that during the Term, and for the one year period following the Executive's termination of employment with the Employer, the Executive will not solicit, entice, induce or persuade: (i) any employee, artist, client or customer of the Employer; or (ii) any person or entity had been engaged in negotiations with the Employer to become, an employee, artist, client or customer of the Employer during the six month period prior to the Executive's termination of employment with the Employer, to alter, terminate or refrain from extending or renewing any contractual or other relationship with the Employer, or commence a similar or substantially similar relationship with the Executive, any entity with whom the Executive is affiliated or employed by or any direct competitor of the Employer. Notwithstanding the foregoing, when the Executive's employment with the Employer is terminated, for whatever reason, the Executive may continue to do business, without violating the terms hereof, with, any customer, client or artist of the Employer which was a customer, client or artist of the Executive, or any company controlled by the Executive, prior to the Effective Date.

            (b) As used in this Section 11, the term "Employer" shall include subsidiaries, licensees, sub-licensees and franchisees of the Employer, the term "customer" shall mean any person or entity who is then, or who had been at any time during the one year period immediately preceding the date of termination of the Executive's employment, a customer of the Employer, and the term "artist or client" shall mean any person or entity who is then, or who had been at any time during the one year period immediately preceding the date of termination of the Executive's employment, an artist or client represented by, signed by, working for or collaborating with the Employer.

            (c) The parties hereto agree that the duration and area for which the covenant not to compete set forth herein is to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

            (d) If the Executive commits a material breach or is about to commit a material breach, of any of the above provisions, the Employer shall have the right to temporary and preliminary injunctive relief to prevent the continuance or commission of such breach prior to any hearing on the merits and to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer. In addition, the Employer may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

            (e) The existence of any claim or cause of action of the Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of those covenants and agreements.

      12. Resolution of Disputes. Any dispute by and among the parties hereto arising out of or relating to this Agreement, the terms, conditions or a breach thereof, or the rights or obligations of the parties with respect thereto, shall be arbitrated in the City of New York, New York before and pursuant to then applicable commercial rules and regulations of the American Arbitration Association, or any successor organization. The arbitration proceedings shall be conducted by a panel of three arbitrators, one of whom shall be selected by the Employer, one by the Executive (or his legal representative) and the third arbitrator by the first two so chosen. The parties shall use their best efforts to assure that the selection of the arbitrators shall be completed within 30 days and the parties shall use their best efforts to complete the arbitration as quickly as possible. In such proceeding, the arbitration panel shall determine who is a substantially prevailing party and shall award to such party its reasonable attorneys', accountants' and other professionals' fees and its costs incurred in connection with the proceeding. The award of the arbitration panel shall be final, binding upon the parties and nonappealable and may be entered in and enforced by any court of competent jurisdiction. Such court may add to the award of the arbitration panel additional reasonable attorneys' fees and costs incurred by the substantially prevailing party in attempting to enforce such award.

      13. Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions of this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

      14. Assignment. This Agreement is a personal contract and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Employer hereunder shall be binding upon and run in favor of the successors and assigns of the Employer. If any assignment or transfer of rights hereunder is attempted by the Executive contrary to the provisions hereof, the Employer shall have no further liability for payments hereunder.

      15. Modification. This Agreement may not be canceled, changed, modified or amended orally, and no cancellation, change, modification or amendment shall be effective or binding, unless it is in writing, signed by both parties to this Agreement.

      16. Severability; Survival. If any provision of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement nevertheless shall be binding upon the parties with the same effect as though the void or enforceable part has been severed and deleted.

      17. Notice. Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or by telex, telecopier or telegraph, charges prepaid, to the following address:

To the Employer:                    Paradise Music & Entertainment, Inc.
                                    53 West 23rd Street
                                    New York, New York 10010
                                            and

                                    Picture Vision, Inc.
                                    209 Tenth Avenue South, Suite 425
                                    Nashville, TN 37203

with a copy to:                     Rubin Baum Levin Constant & Friedman
                                    30 Rockefeller Plaza
                                    New York, New York 10112
                                    Attn:  Walter M. Epstein, Esq.

To the Executive:                   Jon Small
                                    c/o Picture Vision, Inc.
                                    209 Tenth Avenue South, Suite 425
                                    Nashville, TN 37203

      18. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      19. No Conflict. The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this agreement or which would be breached by the Executive upon his performance of his duties pursuant to this agreement.

      20. Entire Agreement. This agreement represents the entire agreement between the Employer and the Executive with respect to the subject matter hereof, and all prior agreements relating to the employment of the Executive, written or oral, are nullified and superseded hereby.

      IN WITNESS WHEREOF, the parties have set their hands and seals on and as of the day and year first above written.


                                          PARADISE MUSIC & ENTERTAINMENT, INC.



                                          By: /s/ John Loeffler
                                              ----------------------------------
                                              Name:  John Loeffler
                                              Title: President


                                          PICTURE VISION, INC.



                                          By:
                                              ----------------------------------
                                              Name:  Jon Small
                                              Title: Principal Executive Officer

                                                                      Schedule A


The Executive may devote such time as the Executive deems appropriate, without adversely affecting the Executive's time devoted to the business of the Company, to